EXHIBIT:  99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:    Owen J. Onsum                                                         April 29, 2010
President  & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
       (707) 678-3041

First Northern Community Bancorp – 1st Quarter Earnings Report
Momentum Continues – Strong Asset & Deposit Growth

Dixon, California - First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced financial results for the first quarter of 2010.  Owen “John” Onsum, President and Chief Executive Officer, stated, “The Company reported year-to-date net income as of March 31, 2010 of $361,000 or $0.01 per diluted common share, compared to net income of $453,000, or $0.04 per diluted common share earned in the same fiscal period last year.”

Total assets at March 31, 2010 were $747.5 million, an increase of $59.1 million, or 8.59% compared to the same period in 2009.  Total deposits of $650.9 million increased $62.1 million or 10.55% compared to March 31, 2009 figures.  During that same period, total net loans (including loans held-for-sale) decreased $33.5 million, or 6.90%, to $452.2 million.

Commenting on the first quarter of 2010, Onsum said, “We entered 2010 with momentum on our side.  While we’re not elated by our positive net income figure, we are very thankful that it appears progress is being made.  Loan workouts continue to absorb large amounts of the Company’s monetary and human resources, yet delinquencies have begun to show improvement.  Our ongoing Company-wide expense reduction initiative has kicked into high gear, enabling us to save approximately $800,000 in Other Operating Expense during the first three months of 2010 (compared to the first quarter of 2009).  Even though First Northern’s total loans have been reduced through charge-offs, write-downs, and lack of demand, we continue to do our part to keep the economy moving forward; during the first quarter, we originated over $55 million in new loans to credit-worthy borrowers.  First Northern Community Bancorp, at 16.0% risk-based capital ratio, continues to remain well in excess of the regulatory levels established for being ‘well capitalized’.”

-more-

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans and non-FDIC insured Investment and Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis, Roseville and Folsom, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment.  The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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